Exhibit 10.24

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

This document is an English translation of a document prepared in German. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the German text will govern by law.

In this translation, German legal concepts are expressed in English terms and not in their original German terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Lease for Commercial Premises

Contract No.: Date: 17.8.2011

The lease is concluded between the following contracting parties:

Lessor:

Wolfram Richter

Kupferbergterrasse 15, 17-19

55116 Mainz

Tel. : [***]; Fax [***]

Lessor’s tax number: [***]

Lessee:

BioNTech AG

Represented by its chairperson, [***] (with German business degree)

Hölderlinstraße 8

D-55131 Mainz

registered in the Commercial Register of the District Court of Mainz, register number: HRB 41865

The Lessor guarantees that he has full representation authorisation to conclude the agreement. The Lessor has opted for value-added tax. For this reason, the Lessee confirms that it is entitled to the deduction of input tax and will only use the rental property for dealings which do not exclude the deduction of input tax. The Lessee undertakes to inform the Lessor immediately in the event that it is no longer entitled to the deduction of input tax.

Section 1 Rental Property

The following shall be rented on the property: Kupferbergterrasse 15, 17-19, 55116 Mainz

- Front building 2nd floor (upper floor) ca. 256m2

- Front building 3rd floor (top floor) ca. 244m2

- Original building 2nd floor (upper floor) ca. 146m2

- Adjacent areas ca. 95m2 (then verify)

Moreover, the Lessee shall receive an option on a section in the brick building 2nd floor and commercial building (laboratories) 2nd floor.

The rental spaces are listed in Appendix I with the aforementioned descriptions in the floor plan.

Total rented space ca. 741m2, including 646m2 for offices, and 95m2 for other use. Ca. 741m2 of the total space is heated.

Also rented therewith are eight (8) parking spaces on the same property, as well as 7 parking spaces on the bastion property. It shall also be possible to rent further parking spaces.

Section 2 Purpose of Use of the Rental Property

The Lessee shall use the rental property as offices. The option space as appropriate also as laboratories.

The Lessor is aware that this use must be structurally possible and permissible in accordance with public law, insofar as structural conditions and those of the co-rented facilities respectively are concerned.

These conditions must be adhered to for the entire term of the lease by the Lessor.

These conditions must be adhered to for the entire term of the lease by the Lessor. All other conditions, in particular those within the personal or operational circumstances of the Lessee, shall fall within the Lessee’s scope of responsibility. In the event that the Lessee fails to adhere to the conditions for which it is responsible, the Lessee shall not be able to invoke the frustration of purpose.

Section 3 Rental Term

1.	Contractual term

The tenancy shall begin on 15.09.2011 and end on 14.09.2013.

It shall be extended respectively by two (2) years if neither party objects to the extension in writing in compliance with a six-month notice period.

2.

Termination, objection to the extension of the tenancy and the assertion of an agreed extension option must be in writing. Timeliness shall not be determined by the sending of the declaration, but the other party’s receipt thereof.

3.

At the end of the tenancy, a tacit contractual extension in accordance with Section 545 BGB [Civil Code] shall not come into consideration. Thus, if the Lessee continues to use the rental property after the rental period has expired, the tenancy shall not be extended indefinitely. A declaration against a tacit extension is therefore not necessary.

Section 4 Extraordinary Termination Right of the Lessor

1.	The Lessor may terminate the lease with immediate effect without adhering to a notice period,

a)

if the Lessee is in default with the payment of the rent or a non-insignificant part thereof for two payment deadlines in a row, or in a period covering more than two payment deadlines, is in default with the payment of the rent for an amount which amounts to two months’ rent;

b)

if the Lessee, in spite of a written warning from the Lessor, continues to use the rental property in a way that does not comply with the lease, in particular if it uses the rental property without the Lessor’s written consent in a way which is prohibited by Section 2 or in the case of an agreement of a specific commercial use, in ways other than those stated in Section 2, namely in the case of a modification to or significant expansion of the type of operation, business purpose or an agreed product range, or in the case of unauthorised subletting, other usage transfers to third parties, including the unauthorised change of business owner or legal form, and the Lessee hereby infringes the Lessor’s rights to a considerable extent (see Section 13 Paragraph 4);

c)

if the Lessee breaches its obligations in such a way that the Lessor cannot reasonably be expected to continue the tenancy, in particular, in spite of a written warning from the Lessor, it continues to make the rental payments late (collectively or only partial amounts);

d)	otherwise for cause.

2.	Termination must be notified in writing.

Section 5 Rent and Breakdown of the Rent

The monthly rent consists of the following:

Term: 15.09.2011 until 14.09.2013

1. Base rents:

a) for the office spaces front building 2nd floor, ca. 256m2, €[***]m2 EUR [***]

b) for the office spaces original building 2nd floor, ca. 146m2, €[***]m2 EUR [***]

c) for other uses ca. 71m2, €[***]/m2 EUR [***]

d) for the parking spaces 15 at €[***]each EUR [***]

Net rent:	EUR	[***]
Advance payments on the operating costs for ca. 473m2 at €[***]/m2	EUR	[***]
Net rent including advance payment on operating costs:	EUR	[***]
Value-added tax currently 19% VAT	EUR	[***]
Gross rent	EUR	[***]

From 01.10.2011 the following spaces shall be added:

Term: 01.10.2011 until 31.08.2013

2. Base rents:

a) for the office spaces front building 3rd floor (top floor) ca. 244m2, €[***]/m2: EUR [***]

b) for other uses ca. 24m2, €[***]/m2 EUR [***]

Net rent:	EUR	[***]
Advance payments on the operating costs for ca. 248m2 at €[***]/m2	EUR	[***]
Net rent including advance payment on operating costs:	EUR	[***]
Value-added tax currently 19% VAT	EUR	[***]
Gross rent	EUR	[***]

The total rent from 01.10.2011 amounts to:

Net rent including advance payment on operating costs: EUR [***]

Value-added tax currently 19% VAT EUR [***]

Gross rent:	EUR	[***]

Section 6 Operating Costs

Together with the base rent, the Lessee shall bear the operating costs for all rented spaces within the meaning of the Operating Costs Regulations, as amended. In particular, these may include the following cost types. (The list is purely an example and does not oblige the Lessor to make corresponding facilities available):

1. Public charges, e.g.

- Land tax water supply costs, including calibration costs of water meters

- Drainage costs, in particular sewerage and surface drainage

- Costs for operating and maintaining the central heating system, including floor heating

- Costs for operating the central hot water supply system

- Costs for operating the lift equipment

- Street cleaning costs

- Rubbish removal costs

- Building cleaning and pest removal costs

- Garden care costs

- Lighting and shared electricity costs

- Chimney cleaning costs

- Property and liability insurance costs

- Caretaker costs

- Costs for maintaining fire extinguishing units (including the replacement of extinguishing agents) - the following other operating costs:

Gutter cleaning, maintenance of exhaust disposal devices of garages, Maintenance of garages/underground car park doors, Maintenance of alarm installations, video surveillance, intercom and door-opening systems, Costs for monitoring e.g. property security company, doorman costs, etc.

- Management costs, these are the costs for the workforce and facilities necessary for managing the building or the business entity, surveillance costs as well as the value of the management work personally provided by the Lessor. The costs for the statutory or voluntary examination of the annual financial statements and management are also included in the management costs.

2. The Lessee undertakes to register the electricity of the rented premises (not the shared electricity costs) and the following operating costs during the rental period itself with the appropriate provider on its own behalf and at its own expense and maintain this for the rental period, inasmuch as the maintenance of the supply is necessary for the proper performance of the contract.

3. Property and labour services of the Lessor may be set up to the amount of the saved costs for equivalent third-party services.

4. Distribution criteria

Costs which may be specifically assigned to the rental property are to be allocated to this alone. For the distribution of the other costs, which cannot be separated from the costs of the whole property, the following shall apply:

a)	The heating and hot water supply costs shall be distributed in accordance with the allocation principles set out in Section 11.

b)

The water supply costs shall be calculated in accordance with the rental property’s use, insofar as corresponding measuring instruments are available. Otherwise, they shall be distributed in accordance with the following allocation principles:

741m2 office spaces in accordance with Section 1 Paragraph 1 in proportion to the m2 of the entire property.

c)

The sewerage costs shall be allocated in accordance with the water supply costs. If separate fees are calculated for surface drainage, this division shall be carried out in the proportion of the living spaces/usable areas, provided that the fee does not arise for spaces which may be used by the Lessee alone. The fee for spaces usable by the Lessee alone shall be exclusively borne by the Lessee alone.

d)

The costs for rubbish removal shall be specifically allocated, inasmuch as the Lessee uses its own rubbish containers which only it is entitled to use. Otherwise, the costs shall be distributed in accordance with the following allocation principles:

741m2 office spaces in accordance with Section 1 Paragraph 1 in proportion to the m2 of the entire property.

e)	All other operating costs shall be distributed in accordance with the proportion of the surface area of the entire building, unless another allocation principle has been agreed.

f)	If specific allocation principles have not been agreed, the Lessor shall be responsible for the determination within the framework of the first invoicing at its reasonable discretion.

g)

If, as a result of the usage type of the property, the Lessor incurs special costs (e.g. surcharge for fire insurance, additional rubbish containers), the full amount of these costs shall be allocated to the Lessee.

h)	The Lessor shall be entitled to undertake advance distributions of operating costs, if this makes sense or is necessary owing to the cost types, the property or its use.

6. The Lessor may modify the allocation principle at its reasonable discretion if this is provided for by law or this is required or appears to make sense for reasons relating to the proper management of the building.

7. The following shall apply for the invoicing of the operating costs:

a)

As a rule, advance payments shall be invoiced on a yearly basis. The Lessor may modify the invoice period for reasons of expediency. For this purpose, as an exception, invoice periods which fall short of the usual twelve-month invoicing shall also be possible. No more than twelve months may be invoiced per invoice.

If, following receipt of the operating cost invoice, the Lessee has not expressed its objection to the operating cost invoice within four weeks, the operating cost invoice shall be deemed to have been accepted, objections to the operating cost invoice shall then be excluded.

b)

The invoice amount shall be paid to the contracting partner within four weeks following receipt of the invoice. If the Lessee raises objections to individual invoice items of the operating cost invoice, the Lessee shall have to settle the balance of the operating cost invoice, which does not take into account the items against which objections have been raised.

c)

In the event of increases or reductions in the operating costs, the Lessor shall be entitled to revise the advance payments with effect from the month following the notice of increase. This declaration may be made at any time with the provision of proof of the reason for the change.

d)

The Lessee must bear operating costs within the meaning of Section 6 which arise after the end of the contract from the point at which notice is received from the Lessor. Notice must be made in writing and contain the cost type, reason for the subsequent occurrence of the costs, total costs for the property and/or the business entity, distribution of the costs and the Lessee’s share.

e)	For newly-arising operating costs, the Lessor may request appropriate advance payments from when it is informed thereof.

8. If changes to operating costs occur retroactively, the Lessor shall be entitled to allocate them proportionally to the Lessee by notifying it thereof in writing. The statement shall indicate the reason for the apportionment and explain this. In the event of retroactive increases in the operating costs, the Lessor’s statement shall have retroactive effect to the time of the increase. If the operating costs decrease, then they shall be reduced accordingly from the time of the decrease.

Section 7 Change in the Rent

1.	Payment of value-added tax shall be agreed in the applicable statutory amount. Changes shall apply at the time of the statutory increase.

2.	Future changes to the base rent (see Section 5 Paragraph 1) shall be determined by the following agreement:

Index clause, automatic guaranteed value

If the German consumer price index (basis 2000 = 100 points) determined by the Federal Statistical Office changes (increase or decrease) in the future compared with what it was at the time the contract was concluded by at least five percent, then there shall be a corresponding change in the rental amount in the same proportion from the start of the month following this change.

This provision shall apply correspondingly on a repeat basis if the above conditions are met, based on the date of the immediately preceding change in rent in each case. Rental increases arising after the conclusion of the contract in accordance with Paragraph 3 for value-enhancing measures of the Lessor shall be taken into account as follows when applying the guaranteed value clause: The necessary change in the price index shall be based on the status at which the rent increase in accordance with Paragraph 3 becomes effective. For the change in the rent owing to a change in the price index which has arisen since this point in time, the increased rent in accordance with Paragraph 3 shall be taken as a basis.

3.	Value-enhancing measures

If the Lessor incurs expenses for modernisation measures within the meaning of Section 559 BGB and other suitable measures or measures for which he is not responsible within the meaning of Section 19 Paragraph 1 b, including development and expansion measures for circulation areas of the property, supply and waste pipelines including the utilities of such facilities or for connections to the broadband cable network, then the Lessor may request an increase in the yearly rent by 11% of the costs attributable to the rental property. The Lessee shall pay the increased rent from the start of the month following the receipt of the written rent increase statement from the Lessor, but not earlier than the start of the month following the completion of the measure.

Section 8 Security Deposit

1.

The Lessee undertakes to irrevocably pay a security deposit for all of the Lessor’s claims in the amount of [***]EUROS (in words: [***]EUROS) as an absolute, irrevocable, unrestricted and unconditional guarantee (e.g. of a major bank or public savings bank or of a shareholder, general partner or other third party). The guarantee shall be provided by (exact name of the institute or person including address):

BioNTech AG:

[***]

Sort Code [***]

Account [***]

2.

The Lessee shall deliver the written guarantee commitment to the Lessor in the month in which the rental property is handed over. If, in spite of a reminder, the Lessee fails to fulfil this obligation, then the Lessor shall be entitled to withdraw from the contract.

3.

The Lessor shall be entitled to set-off, even with lapsed compensation claims, as a result of changes in or deterioration of the rental property, against the Lessee’s claim to the repayment of the deposit, even if he has not settled the deposit provided upon termination of the tenancy.

Section 9 Payment of the Rent

1.	The total monthly payment amount in accordance with Section 5 shall be paid monthly in advance, but no later than the 3rd working day of the month, to the Lessor’s rent account:

Account No. [***]

with [***]

Sort Code: [***]

2.	The first rent instalment shall be paid before the rental premises is handed over. Failure to pay, in spite of a reminder, shall mean that the Lessor is entitled to withdraw from the contract.

3.	At the Lessor’s request, the Lessee shall pay the rent by direct debit.

4.

Timeliness of payment shall not be determined by the sending of the amount, but the receipt or crediting thereof. The Lessee may not derive any right to late payment of the rent from multiple non-timely payments. Late payments shall entitle the Lessor to levy reminder fees and default interest and terminate the tenancy where necessary.

5.

The Lessor may, at his discretion, credit all payments of the Lessee to base rents, operating costs, other rental components, costs of any legal action including reminder costs and procedural interest, rent arrears and current rent, if the Lessee does not make an effective designation.

If the Lessee owes interest and costs in addition to a main payment (e.g. rent, reimbursement of expenses, compensation or other), its repayment arrangement shall only be effective if the payment is initially credited to the costs, then the interest and finally to the main payment. If the Lessee determines a different imputation, then the Lessor may refuse to accept the payment.

Section 10 Reduction, Set-off, Right of Retention.

1.

The Lessee may neither offset nor exercise a right of retention against the rent, nor reduce the rent. The Lessee’s claims for compensation for non-fulfilment or reimbursement of expenses as a result of an initial or subsequent defect in the rental property, for which the Lessor is responsible as a result of intent or gross negligence, and other claims derived from the tenancy, insofar as they are undisputed, legally established, or ready for decision, are excluded herefrom. Set-off or the exercise of the right of retention is only permitted of the Lessee has informed the Lessor of its intention in writing at least one month before the rent is due.

2.	The reimbursement of any counterclaims from the tenancy asserted by the Lessee by way of set-off shall be made in monthly partial instalments which may not exceed 30% of the respective monthly rent.

3.	Set-off against operating costs by the Lessee is not permitted.

Section 11 Heating and Hot Water Supply

1.

The rental property has a central heating system, which supplies other building sections of the property with heating in addition to the rental property. The Lessor undertakes to keep the heating system in operation between 1 October and 30 April to the usual extent. Outside of the heating period, the Lessor shall decide on this at its reasonable discretion. The hot water supply system shall remain in operation constantly.

2.

The heating costs to be covered as operating costs in accordance with Section 6 include, in particular: Costs of the fuel used and its delivery, costs of the electricity for the heating system, costs for the operation, monitoring and care of the system, the regular inspection of its operational readiness and operational safety including setup by a professional, cleaning of the system including the tank and service room, costs of measurements in accordance with the Federal Pollution Control Act, costs of rental or other kinds of usage transfer of metering equipment as well as the costs for using metering equipment including calibration costs as well as calculation and division. At the start and end of the tenancy, the Lessor, where applicable, proportionally, shall bear the costs for an interim meter reading, unless the start or end of the lease coincides with the start or end of the heating cost accounting period. The above provisions shall apply for the costs of the building’s hot water supply system correspondingly.

3.	The heating and hot water costs shall be allocated as follows:

At 50%—70% in accordance with the reading of the calorimeters or heat cost allocators and respectively water meters or water cost allocators and at 30%—50% in accordance with the usable or commercial space of the building. If no allocation principles sets are recorded, then these costs shall be ascertained by the Lessor within the framework of the Heating Costs Ordinance with the first invoice.

The Lessor shall be entitled to modify the invoicing criteria at his reasonable discretion within the legally permissible limits if justified interests require this for the proper management of the building.

4.	If the rental property is connected to a central heating system, the Lessor shall operate the system himself or shall obtain the required heating from an independent heating provider.

5.

Switching between self-supply and heating supply (heating contracting) does not require the Lessee’s consent. If the heating is obtained from an independent heating supplier, the Lessor shall only be liable for the absence of the heating supply if breakdowns occur as a result of the Lessor’s own in-house supply lines. In the event of heating contracting, the Lessor may request that the costs of the heating supply be billed by the Lessee directly with the heating supplier. In this case, the Lessor shall not owe any heating cost or hot water bills. An invoice for these costs shall be issued exclusively by the heating supplier without the Lessor’s involvement. The allocation of cost shall be determined by the ordinance on the consumption-dependent invoicing of heating and hot water costs (Heating Costs Ordinance) and where applicable the ordinance on general conditions for tele-heating supply (AVBFernwärmeV).

Section 12 Use of the Rental property

1.	The Lessee shall be given the following keys for a period of one week from the start of the rental period: in accordance with the Handover Record of .

The Lessee must immediately inform the Lessor in each case if it loses or acquires keys. The keys provided must be returned upon expiry of the two weeks. At the same time, the Lessee must hand over keys, which it had cut additionally at its own expense, to the Lessor free-of-charge, or must prove destruction thereof. For reasons relating to the safety of the entire property, the Lessor shall be entitled, in the event of the loss of keys provided to the Lessee or those which the Lessee acquired itself, to have the required number of keys and new keys cut at the Lessee’s expense. This provision shall apply correspondingly for a central locking system of the property. The Lessee shall not have to reimburse costs if it is able to prove that there is no concrete security risk. In the one-week transition period, the Lessee shall install its own locking system in the respective doors of the rental property. The Lessee shall therefore itself be responsible for the security of the rented premises; the Lessor’s liability is hereby excluded.

2.

The Lessee undertakes to treat the rental property and shared building sections, facilities and installations considerately and with care. Within the framework of the contractual use of the rental property, the Lessee must exercise consideration.

3.	The Lessee must not make use of anything which has not been rented to it through the lease or special agreements.

4.

Any changes to or significant expansion of the type of business, branch of business or an agreed product range, inasmuch as a corresponding agreement has been reached, as well as sub-letting and other partial or full transfer of use of the rented premises to third parties are prohibited without the Lessor’s prior consent. This shall also apply for a change of firm owner or legal form of the Lessee negatively impacting on the Lessor’s rights. If the Lessor does not grant its consent, this shall not mean that the Lessee has the right to terminate the tenancy, unless the Lessor’s refusal is arbitrary.

Consent to sublet or grant permission to use the rental property shall apply on a case-by-case basis and may be revoked by the Lessor at any time for good reason. Upon request, the Lessee shall be obliged to assign its claims against the sublessee. The Lessee shall be liable for the conduct of the sublessee or the third party to which it has granted permission to use the rental property.

Section 13 Cleaning Obligations and Rubbish Service

1.

The Lessee must clean the rental property properly on a regular basis. This shall also apply for outside units such as window frames and shutters from the outside, inasmuch as this is possible for the Lessee without any special expenditure (scaffolds, etc.) according to the construction. The cleaning obligation shall also apply for advertising structures. The Lessee must clean these on a regular basis at its own expense and create the necessary conditions (ladders, scaffolding, hoists) at its own expense. The cleaning obligation aims to maintain a good impression of the entire property in order to keep it attractive to customers, also to the benefit of the Lessee.

2.

The Lessee shall wet-clean the part of the corridor leading to its rental property and the stairs if necessary, however at least once a week and also keep it clean on the other days. If the Lessee is unable to do this, it must have someone else do it at its own expense.

3.

The Lessee shall keep the rental property including facilities and areas, customer parking spaces, garage entrances, accesses, and the traffic areas in front of the rental property, rented along with the rental property, safe for traffic at all times. It must remove any contamination produced as a result of its operations. The parking of vehicles (e.g. cars, vans, motorcycles) which are not registered, but which must be registered, is not permitted.

4.

The Lessee shall assume responsibility for the cleaning of the public spaces for which the Lessor, as owner, has to comply with public-law cleaning obligations, in particular the pavement. When icy, it must be gritted with slippage-preventing agents, repeatedly if necessary. De-icing salt and de-icing agents may not be used. Snow must be removed in accordance with the local bylaws, in any case immediately after snow has finished falling. Upon the Lessee’s request, the local bylaws must be provided to it by the Landlord in the applicable version in force. In the event of ice formation, this should be gritted immediately. Ice formation, which cannot be sufficiently counteracted by gritting, must be removed. If the Lessee is unable to do this, the Lessee must ensure that someone else does so in its place. Insofar as the costs of these obligations are allocated to the Lessee as operating costs, the Lessee shall not be responsible for complying with the obligations.

On the basis of the Lessee’s declaration of commitment, the Lessor shall be entitled to request his release from his public-law duty to maintain safety. The Lessee shall also remove the snow and black ice from the site areas, customer parking spaces, garage entrances and accesses rented with the rental property at its own expense. Within the framework of its statutory and contractual duty to maintain public safety, the Lessee shall indemnify the Lessor from all liability, unless the Lessor is guilty of intentional or grossly negligent contributory fault in individual cases.

Section 14 Maintenance and Care

1.	The Lessee shall be responsible for the maintenance of the rental property, including facilities and installations rented therewith, as outlined below:

a.	The Lessee shall heat the rental property with the available equipment to the necessary extent.

b.

The Lessee shall sufficiently ventilate the rental property. Correct ventilation requires regular transverse ventilation (draught). Tilting the windows to let air in is not a correct method of ventilation and entails the risk of moisture damage and mould formation.

c.	The Lessee shall also contribute to the costs of small maintenance and repair works (“small repairs”) to any items that are subject to its immediate access, such as installation items for electricity, water and gas, the heating and cooking facilities, the window and door latches, the closers of window shutters and parts of shutters. Small repairs are those not exceeding the amount of 300.00 EUROS at the start of the rental period on a case-by-case basis. Since small repairs are essentially wage-dependent, this amount increases in the same proportion as the German consumer price index, basis 2000 = 100 increases relative to the start of the rental period. This increase shall however only increase the cost for small repairs if there is an increase in the base rent. The Lessee shall contribute 300.00 EUROS to these small repairs per individual repair irrespective of the actual invoice amount, but no more than the proven invoiced amount. Per year, the total costs for small repairs shall be limited to 6% of the annual base rent in accordance with Section 5 Paragraph 1. This provision is a merely a cost-bearing provision. The Lessee must inform the Lessor of the defects immediately, so that the Lessor can arrange for the repairs to be carried out. Inasmuch as the Lessee has the works carried out itself at its own expense, there shall be no reimbursement of costs from the Lessor.

2.

The Lessee undertakes, as a rule and to the extent required by the actual condition of the rental property, to have wooden floors subjected to professional basic treatment every ten years, calculated from the handover of the rental property. For parquet, this shall require sanding and re-treatment of the surface either by sealing, waxing or oiling. The re-treatment must be carried out in the design available at the start of the rental period, unless agreed otherwise. Sealed parquet surfaces must also be resealed.

Section 15 Cosmetic Repairs by the Lessor

The Lessor shall not be obliged to carry out regular cosmetic repairs.

Section 16 Cosmetic Repairs by the Lessee

The following has been agreed concerning the execution of cosmetic repairs by the Lessee:

Since a contractual term of at least ten years is possible, agreed option rights taken into account, without the Lessor being able to terminate the tenancy, irrespective of notice of termination provided by the Lessee, it is agreed that the Lessee shall not have to carry out regular cosmetic repairs. However, since after such a long rental period, a complete optical deterioration of the objects concerned by the cosmetic repairs regularly occurs, it is agreed that the Lessee must return the rental property fully renovated. Inasmuch as the Lessee has carried out cosmetic repairs during the term of the tenancy, it shall still be responsible for proving that cosmetic repairs are now not due. In this case, to the extent that the condition of the rental property corresponds to a like-new performance of cosmetic repairs, it shall be released from the final renovation obligation. Otherwise, it shall, at its own expense, professionally re-renovate or have renovated the rental property, or reimburse the Lessor for the costs corresponding to the deterioration of the rental property until the end of the rental period.

Section 17 Lessor’s Liability

The Lessor shall only be liable for the damages to the Lessee’s property and assets in the event of intent or gross negligence, insofar as the defect is attributable to the rental property and is a risk not typically associated with the contract. He shall also only be liable for the conduct of his representative or vicarious agent in the event of intent or gross negligence. The Lessee’s claims for performance as well as its statutory right to termination without notice shall not be affected thereby. The exclusion of liability may only be invoked if the Lessor has specifically guaranteed a particular characteristic of the rental property or has fraudulently concealed a defect. It shall not apply in the event of injury to life, limb or health of the Lessee, based on the Lessor’s negligent breach of duty or an intentional or grossly negligent breach of obligation of a legal representative or vicarious agent of the Lessor; insofar as the damage is based on a breach of a “cardinal duty”, i.e. a breach of contractual obligations which enable the proper performance of the contract in the first place, and in whose fulfilment the Lessee therefore has trust; as well as for damage for which the Lessor has insurance, e.g. home and property liability insurance or building insurance.

Section 18 Structural Modifications and other Measures

1.	Lessor’s measures

a.	The Lessee must tolerate structural modifications necessary for preserving the rental property, the building, or in order to prevent imminent danger or to eliminate damage.

b.

The Lessee must also tolerate all beneficial or appropriate measures or measures for which the Lessor is not responsible, in particular modernisation measures, e.g. heating and soundproofing measures, and the improvement of installations.

b)

This provision shall apply correspondingly for improvement and expansion measures to traffic areas, supply and removal systems including the utilities of such facilities as well as connections to the broadband cable network.

c)

For measures in accordance with Letters a) and b), the Lessee must keep the premises in question accessible, pursuant to prior arrangement, and may not obstruct or delay the performance of the works. In the event of culpable behaviour, it must pay for the resulting additional costs and damage.

d)	Claims for compensation of the Lessee shall be excluded because of tolerable measures, unless the Lessor is responsible because of intent or gross negligence.

e)	The agreement under Section 7 Paragraph 6 shall apply to the rental increase due to the Lessor’s expenses for measures in accordance with Letter b).

2.	Lessee’s measures

The Lessee shall only be entitled to carry out structural and other modifications and create new facilities with the Lessor’s prior consent. Without the Lessor’s consent, the Lessee must remove any measures undertaken at its own expense immediately at the Lessor’s request and restore the rental property to its previous condition. The Lessor’s right to request the restoration of the rental property to its previous state at the end of the lease at the Lessee’s expense shall not be excluded by his consenting to a structural modification by the Lessee. The Lessee shall be liable for all damage that it has caused.

Section 19 Liability of the Lessee

1.

The Lessee shall be liable to the Lessor for damage to the rental premises and the building as well as to the facilities and installations belonging to the rental premises or to the building, caused by it, persons belonging to its household, staff, employees, visitors, customers, suppliers and craftsmen and similar persons appointed by it, insofar as it is answerable for the same. If the Lessee pays the Lessor damages, then the Lessor must assign the Lessee any claims he may have against the person who caused the damage. The Lessor must prove the objective breach of duty. The Lessee shall have the burden to prove that there was no culpable conduct, insofar as premises, installations and facilities are entrusted to its care. The Lessee shall not be liable for unforeseen circumstances or force majeure.

2.

The Lessee shall replace damaged glass panes including display windows and mirrors at its own expense if it is at fault. The Lessee must take out glass breakage insurance for all window, display window, and door windowpanes of the rental premises in a sufficient amount at its own expense and prove to the Lessor that it has insurance. This shall not apply if and to the extent that the Lessor has concluded glass breakage insurance himself and allocates it to the Lessee as operating costs.

3.

Before the Lessee sets up heavy items, machines or installations and brings equipment into the rental premises, it must make sure that the permissible load of the floor ceiling is not exceeded. It must have a static calculation required in each case drawn up at its own expense and provide this to the Lessor upon request. The Lessee shall be liable for all damage caused to the Lessor or third parties as a result of culpably failing to adhere to this provision. Adverse effects of the equipment on the building, such as vibrations and cracks, or on other tenants and neighbours, as well as unreasonable further annoyances, shall entitle the Lessor to revoke the consent granted and to prohibit the exercise, even if the effects are unavoidably associated with the operations.

4.

The Lessee shall be liable towards the Lessor for damage to buildings, installations, facilities and to the other property culpably caused by its vehicles or the vehicles it operates. The Lessee’s vehicles may only be parked on the property with the Lessor’s consent in the assigned spaces, and third-party vehicles only during the time required for loading and unloading.

5.

The Lessee undertakes to take out sufficient insurance (e.g. fire, water, inventory insurance, liability insurance, for the installations/facilities introduced by it as well as business liability insurance. At the Lessor’s request, it must prove the conclusion and continuation of the insurance.

6.

The Lessee must immediately inform the Lessor of all damage to the rental property, as soon as it notices said damage. The same shall apply for damage to other property and building sections. If it culpably fails to fulfil this obligation in a timely manner, it shall be liable for paying compensation for further damage.

Section 20 Advertising Activities and Protection against Competition

1.	The Lessee shall only be entitled to affix a company nameplate whose size, design and position correspond to the surroundings and the style of the building and property respectively.

The Lessee shall be responsible for proper affixing and maintenance in accordance with legal and regulatory requirements. This shall apply mutatis mutandis for other equipment for sales and advertising purposes, which is permitted only after obtaining the Lessor’s written agreement. Collective sign systems provided or kept ready by the Lessor shall be shared by the Lessee with proportional cost transfer. The Lessee shall be liable for all damage for which it is at fault, attributable to the objects in question and their affixing. Upon release of the rental property, it must return it to its former condition at its expense.

2.	The Lessee shall not be granted protection against competition.

Section 21 Lessor’s Lien

1.	The Lessee declares that the items brought into the rental premises when it moves in are its own property and are neither pledged, attached, nor assigned as collateral.

2.	The Lessee must immediately inform the Lessor of any seizure of the items brought in when moving in or subsequently.

3.	The Lessor shall be entitled to terminate the tenancy without notice if the Lessee purposely provides incorrect declarations or does not inform him of subsequent restrictions.

Section 22 Access to the Rental Premises by the Lessor

1.

The Lessor and his representative may access the rental premises during business hours with prior notification in order to verify its condition. If the Lessor wishes to sell the property, or if the tenancy is terminated or rescinded, then the Lessor or his representative may access the rental premises during business hours along with the potential purchasers or lessees.

2.

The Lessee must ensure that the rental premises may also be accessed during a long absence (e.g. company holidays) in order to exercise the above lessor rights. For this purpose, it shall leave the keys in an easily accessible place and notify the Lessor thereof. If the keys are not available to the Lessor, in the event of imminent danger he shall be entitled to have the rental premises opened at the Lessee’s expense.

Section 23 Termination of the Tenancy

1.

At the end of the rental period, the Lessee must return the rental property to the Lessor in proper condition, cleared out and with the whole property freshly cleaned (including the glass surfaces/windows) along with all keys, including those which the Lessee acquired itself. A joint inspection report on the condition of the rental property shall be drawn up when it is handed over to the Lessor.

2.

The Lessor may request that the Lessee remove the facilities, installations and structural changes introduced by it and return the property to its earlier condition and its own expense, taking into consideration any cosmetic repairs due. Furthermore, the Lessor may request that the Lessee leave behind or transfer to him any installations and facilities brought in at its own expense, insofar as he provides suitable compensation for this. If an agreement on the amount of compensation is not reached, then an expert to be determined by the competent Chamber of Industry and Commerce will establish this at the request of one of the parties with binding effect. The costs for the expert shall be borne proportionally by the parties in accordance with the expert’s decision.

3.

The late return of the rental property shall mean that the Lessee must pay compensation for the duration of the withholding at the Lessor’s option in the amount of the agreed rent or rent which can customarily be obtained for comparable premises. If the rental property is returned in an untimely manner, the compensation shall in any case be paid for the full month. The Lessor shall be entitled to assert further damage. This shall apply, in particular, if cosmetic repairs which the Lessee has refused to perform, or other repair works for which it is responsible are to be carried out.

4.

If the Lessee is responsible for the early termination of the tenancy, then it shall be liable for the loss of rent, utilities and other payments and for all further damage caused to the Lessor for the rental property remaining empty during the contractual rental period or if the Lessor suffers a financial loss in the event of immediate re-letting, in particular through obtaining a lower rent.

5.	If the Lessee leaves items behind when it moves out, then the Lessor shall only be liable for damage and loss if he or his vicarious agent has acted with intent or in a grossly negligent way.

Section 24 Assignment and Transfer

The Lessee shall not be entitled to transfer its rights under this lease, assign them, or contribute them to a company without the Lessor’s prior written consent. The Lessee does not have a claim to this consent.

Section 25 Other Agreements

1.	The Lessee shall acquire the rental property with the renovation of the 3rd floor (top floor) carried out and extensively inspected by it, in line with the contract.

Before the start of the tenancy, the Lessor must have the following works carried out:

Front building upper floor (top floor): painting of all walls, ceilings, doors, heaters and heating pipes, carpet laying, renovation of the washrooms.

2.	A joint handover report concerning the handover shall be drawn up by the parties, which must be signed by both contracting partners.

Section 26 Amendments and Additions

Subsequent amendments and additions to the lease must be defined in a written agreement. This shall also apply for partial waiver of the written form requirement.

Section 27 Effectiveness of Contractual Provisions

Any invalidity of a provision, part of a provision or several provisions of this lease shall not affect the validity of the remaining provisions. This contract is issued in two identical copies, read by the parties themselves, approved in all places and signed personally. Both contracting parties have received a copy.

Signature and stamp of the Lessor	[signature]

Mainz, 17.8.2011

Signature and stamp of the Lessee,

Mainz, 17.8.2011	[signature]

[***], Chairperson BioNTech AG